EX-99.23d(61)

                        SUBADVISORY CONSULTING AGREEMENT


     Agreement dated January 31, 2001, by and among JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company and registered investment adviser ("JNAM"), SALOMON BROTHERS ASSET MANAGEMENT INC, a Delaware corporation and registered investment adviser ("SBAM") and SALOMON BROTHERS ASSET MANAGEMENT LIMITED, a company incorporated under the laws of England and registered investment adviser ("SBAM Limited").

     WHEREAS, pursuant to the Sub-Advisory Agreement dated as of January 31, 2001 between SBAM and JNAM (the "Sub-Advisory Agreement"), SBAM is the Sub-Adviser to the Salomon Brothers/JNL Global Bond Series (the "Fund") a portfolio of JNL Series Trust (the "Trust"), an open-end management investment company comprised of thirteen separate portfolios of investments;

     WHEREAS, SBAM desires to retain SBAM Limited to assist SBAM in furnishing an investment program to the Fund;

     NOW, THEREFORE, in consideration of the mutual agreements herein made, JNAM, SBAM and SBAM Limited agree as follows:

1. SBAM hereby employs SBAM Limited to serve as Sub-Adviser Consultant to SBAM with respect to such portion of the assets of the Fund as SBAM shall allocate (the "Designated Portion"), it being contemplated that all of such assets are to be invested in the securities of non-U.S. issuers. SBAM Limited will have full power to direct the investment and reinvestment of the assets of the Designated Portion of the Fund in accordance with the requirements of the Sub-Advisory Agreement, and subject always to the supervision of the Trust's Board of Trustees and JNAM. SBAM Limited hereby accepts such employment and agrees, for the compensation herein provided, to assume all obligations herein set forth.

2. SBAM will pay SBAM Limited, as full compensation for all services provided under this Subadvisory Consulting Agreement, a portion of the fee (such portion herein referred to as the "Subadvisory Consulting Fee") payable to SBAM under the Sub-Advisory Agreement. The Subadvisory Consulting Fee shall be an amount equal to the fee payable under the Sub-Advisory Agreement multiplied by the current value of the net assets of the Designated Portion of the Fund and divided by the current value of the net assets of the Fund. The Subadvisory Consulting Fee shall be accrued for each calendar day in the period commencing as of the date first above written and ending on the date on which this Subadvisory Consulting Agreement terminates and the sum of the daily fee accruals shall be paid to SBAM Limited by SBAM at such times and for such periods as SBAM Limited and SBAM shall agree.

3. In compliance with the requirements of Rule 31a-3 under the Investment Company Act of 1940, as amended, ("1940 Act"), SBAM Limited hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. SBAM Limited further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

4. This Agreement shall become effective as of the date first above written and shall remain in force for two years from the date hereof, and for such successive annual periods thereafter but only so long as each such continuance is specifically approved at least annually by (1) a vote of the holders of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) or by the Trust's Board of Trustees and (2) a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such parties (other than as Trustees of the Trust), by vote cast in person at a meeting duly called for the purpose of voting on such approval.

5. This Agreement may be terminated at any time without the payment of any penalty; (1) by a vote of a majority of the entire Board of Trustees of the Trust on sixty (60) days' written notice to SBAM Limited and SBAM; (2) by vote of the holders of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) on sixty (60) days' written notice to SBAM Limited and SBAM; or (3) by JNAM, SBAM Limited or SBAM on 60 days' written notice to the Trust.

     This  Agreement  shall   automatically   terminate  in  the  event  of  its
     assignment, the term "assignment" for this purpose having the meaning defined in Section 2(a)(4) of the 1940 Act and the rules thereunder.

6. Nothing contained herein shall limit the obligations of SBAM under the Sub-Advisory Agreement.

7. SBAM and SBAM Limited agree to indemnify JNAM against any claim against, loss or liability to JNAM (including reasonable attorneys' fees) arising out of any action or omission on the part of SBAM and/or SBAM Limited which constitutes willful misfeasance, bad faith or gross negligence. JNAM agrees to indemnify SBAM and SBAM Limited against any claim against, loss or liability to SBAM and/or SBAM Limited (including reasonable attorneys' fees) arising out of any action or omission on the part of JNAM which constitutes willful misfeasance, bad faith or gross negligence.

8. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced in accordance with the laws of the State of Michigan. 7.

         IN WITNESS WHEREOF, the parties hereto have caused this Subadvisory Consulting Agreement to be executed by their officers thereunto duly authorized.


                             JACKSON NATIONAL ASSET MANAGEMENT, LLC


                             By:   /s/ Andrew B. Hopping
                                 -----------------------------------
                             Name:     Andrew B. Hopping
                                   ---------------------------------------
                             Title:    President
                                    --------------------------------------


                             SALOMON BROTHERS ASSET MANAGEMENT INC


                             By:   /s/ Peter Wilby
                                 -----------------------------------
                             Name:    Peter Wilby
                                   ---------------------------------------
                             Title:   Director
                                    --------------------------------------


                             SALOMON BROTHERS ASSET MANAGEMENT LIMITED


                             By:   /s/ Jill Paitchel
                                 -----------------------------------
                             Name:     Jill Paitchel
                                   -----------------------------------
                             Title:    Director
                                    -----------------------------------